As filed with the Securities and Exchange Commission on May 4, 2005

Registration No. [     ]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AETNA INC. (PA)

(Exact name of registrant as specified in its charter)

Pennsylvania	6719	23-2229683
(state or other junction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

151 Farmington Avenue
Hartford, CT 06156
(860) 273-0123

(Address of principal executive offices)

AETNA INC. 401(K) PLAN

(Full title of the plan)

William J. Casazza
Vice President and Corporate Secretary
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (860) 273-0123

Copy to:
Judith H. Jones, Counsel
Aetna Inc.
151 Farmington Avenue
Hartford, CT 06156

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to	Offering	Aggregate	Amount of
to be Registered	be Registered (1)	Price Per Share (2)	Offering Price (2)	Registration Fee

Common Stock (par value $0.01 per share	10,000,000 shares	$72.28	$722,800,000	$85,073.56

(1)	Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions and, pursuant to Rule 416(c), an indeterminate number of interests in the Plan.

(2)	Estimated solely for purposes of calculating the registration fee and are based on the average of high and low prices of the Common Stock on the New York Stock Exchange on April 29, 2005, in accordance with Rule 457 (c) under the Securities Act of 1933, as amended.

Item 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Aetna Inc. (the “Company” or the “Registrant”) hereby incorporates by reference the following documents, which have previously been filed with the Securities Exchange Commission:

(a)	The Company’s annual report on Form 10-K filed on March 1, 2005 and any amendment thereto;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by Form 10-K referred to above, including the quarterly report on Form 10-Q filed on April 28, 2005; and

(c)	The description of securities contained in the Company’s registration statement on Form 10 filed on September 1, 2000 and any amendments thereto, including amendment No. 1 filed on October 18, 2000 and amendment No. 2 filed on December 1, 2000.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

     The following document previously filed with the Securities Exchange Commission by Aetna Inc. pursuant to the Securities Exchange Act of 1934 is incorporated by reference herein:

(a)	The Annual Report on Form 11-K filed with respect to the plan for the fiscal year ended December 31, 2003.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Pennsylvania Business Corporation Law (“Business Corporation Law”) provides, in general, that a corporation may indemnify any person, including its directors, officers and employees, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than actions by or in the right of the corporation) by reason of the fact that he or she is or was a

* Incorporated by reference

representative of, or was serving at the request of the corporation as a director, officer, employee, agent or fiduciary of another corporation, partnership, employee benefit plan or other enterprise, against express (including attorneys’ fees), judgments, fines and amounts paid in settlement actually reasonably incurred by him or her in connection with the action or proceeding unless the court determines that the act or failure to act giving rise to the claim for indemnification constituted willful misconduct or recklessness. The Business Corporation Law permits similar indemnification in the case of actions by or in the right of the corporation. In any case, to the extent that a representative of the corporation has been successful on the merits or otherwise in defense of any claim, issue or matter, he or shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The Business Corporation Law also provides that the indemnification permitted or required by the law is not exclusive of any other rights to which a person seeking indemnification may be entitled, provided that indemnification may not be made in any case where the act is determined by a court to have constituted willful misconduct or recklessness . The Business Corporation Law also provides that a corporation may pay expenses (including attorneys’ fees), incurred by a party in an action subject to indemnification in advance of the final disposition of the action upon receipt of an undertaking by the party on whose behalf such expenses are paid to repay all amounts to the corporation in the event it is ultimately determined that the party is not entitled to be indemnified. Aetna’s Articles require indemnification of its directors and officers, and the advancement of expenses, to the fullest extent permitted by the Business Corporation Law (except with respect to the claims against the corporation commenced by such a party) and permit, by action of the Board, indemnification of, and advancement of expenses to, employees and agents of Aetna as determined by the Board of Directors in a particular case.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

Item 8. EXHIBITS

     The following is a complete list of exhibits filed as part of this Registration Statement:

Exhibit
No.
4.1	Amended and Restated Articles of Incorporation of Aetna Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed on July 31, 2003)*

4.2	Amended and Restated By-Laws of Aetna Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form 10-Q filed on July 31, 2003)*

4.3	Form of Aetna Inc. Common Share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed on December 1, 2000)*

4.4	Aetna Inc. 401(k) Plan

5.1	The Registrant undertakes that it will cause the Aetna Inc. 401(k) Plan, and all amendments thereto, to be submitted to the Internal Revenue Service (the “Service”) in a timely manner and that it will cause all changes to be made as required in order for the Service to issue determination letters with respect to the Aetna Inc. 401(k) Plan

23.1	Consent of KPMG LLP

24.1	Power of Attorney

*	Incorporated by reference

Item 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hartford, Connecticut, on the 3rd day of May, 2005.

AETNA INC.

By:	/s/ Alan M. Bennett*

	Name:	Alan M. Bennett
	Title:	Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, the Aetna Inc. 401(k) Plan has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut, on the 3rd day of May 2005.

AETNA INC. 401(K) PLAN

By:	/s/ James H. Gould

	Name:	James H. Gould
	Title:	Plan Administrator

*By:	/s/ Judith H. Jones

Judith H. Jones, (Attorney-in-fact)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Betsy Z. Cohen *	Director	May 3, 2005
Betsy Z. Cohen

/s/ Barbara Hackman Franklin *	Director	May 3, 2005
Barbara Hackman Franklin

/s/ Jeffrey E. Garten *	Director	May 3, 2005
Jeffrey E. Garten

/s/ Earl G. Graves *	Director	May 3, 2005
Earl G. Graves

/s/ Gerald Greenwald *	Director	May 3, 2005
Gerald Greenwald

/s/ Ellen M. Hancock *	Director	May3, 2005
Ellen M. Hancock

/s/ Michael H. Jordan*	Director	May 3, 2005
Michael H. Jordan

/s/ Edward J. Ludwig*	Director	May 3, 2005
Edward J. Ludwig

/s/ Joseph P. Newhouse*	Director	May 3, 2005
Joseph P. Newhouse

/s/ John W. Rowe*	Director, Chairman and Chief Executive Officer	May 3, 2005
John W. Rowe, M.D.

/s/ Ronald A. Williams*	Director and President	May 3, 2005
Ronald A. Williams

*By:	/s/ Judith H. Jones

Judith H. Jones (Attorney-in-Fact)

INDEX TO EXHIBITS

Exhibit		Sequentially
Number	Exhibit	Numbered Page
4.1	Amended and Restated Articles of Incorporation of Aetna Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 10-Q filed July 31, 2003)	*
4.2	Amended and Restated By-Laws of Aetna Inc. (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-Q filed July 31, 2003)	*
4.3	Form of Aetna Inc. Common Share certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Amendment No. 2 to Registration Statement on Form 10 filed on December 1, 2000)	*
4.4	Aetna Inc. 401(k) Plan
5.1	The Registrant undertakes that it will cause the Aetna Inc. 401(k) Plan and all amendments thereto to be submitted to the Internal Revenue Service (the “Service”) in a timely manner and that it will cause all changes to be made as required in order for the Service to issue determination letters with respect to the Aetna Inc. 401(k) Plan
23.1	Consent of KPMG LLP
24.1	Power of Attorney

*	Incorporated by reference